Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Books Multiple Orders, Totaling 19 Security Devices from Leading National Dealer

Detroit, Michigan, June 20, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has booked 2 orders for a variety of security solutions. These orders are being facilitated through one of RAD’s largest authorized dealers.

The 2 orders consist of a total of 11 ROSA™ security devices, 6 AVA™ access control solutions, and 2 SCOT™ towers. Seventeen of these units (9 ROSAs, 6 AVAs, 2 SCOTs) will be deployed at one client location in the Midwest. The 2 ROSA units will be deployed at a large east coast parking structure, with the task of autonomously deterring trespassing and vagrancy at unsecured entrances.

Although not named due to confidentiality agreements, the Company indicated that the end-user for the 17 devices is a Fortune 500-ranked, global brewing company. RAD and the dealer had been cultivating this opportunity since early 2022.

“This is the type of sales opportunity we have built this business to support,” said Steve Reinharz, CEO of AITX and RAD. “A big national dealer, moving multiple units, to top ranked corporate clients who are looking to improve their security profile and save money. This one opportunity is expected to scale even bigger and broader.”

According to the Company, the client is using this opportunity to reduce their reliance on expensive manned guarding options and utilize RAD’s security devices throughout their corporate campus. The ROSA units will line the walkways of the property, with the 2 SCOT towers strategically placed along key routes, providing emergency call options. The client’s 6 lobbies will each deploy an AVA device to help manage employee and visitor check-ins and verification procedures, replacing the tasks of a single guard in each of the lobbies. Once all devices are deployed and activated it is planned that this client will subscribe to RAD Light My Way to further provide their employees with enhanced security and safety measures.

Reinharz added, “This amazing dealer has indicated that they are about to significantly accelerate their adoption and proactive promotion of RAD solutions to their impressive client base. We’ve been supporting them since the very beginning, and I feel it’s about to pay off in a big way.”

“Our sales team has been working to secure this opportunity for an incredibly long time,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “That’s the nature of the beast when presenting new, disruptive technologies to large organizations, especially when large cost savings and reductions in workforce are on the table. Our team has learned to persevere and continue driving home the value and performance of what we’ve got. Eventually, the clients find their way to RAD.”

The Company stated that all units are expected to be shipped and deployed later this summer, upon final processing of the received orders.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AVA (Autonomous Verified Access) is a compact and stanchion mountable unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. AVA takes full advantage of the RAD Software Suite providing an ideal solution for logistics and distribution centers, storage yards, parking structures and lots, corporate campuses; anywhere that increased visibility is needed at a fraction of the cost. At ISC West 2022, AVA was named a winner of the SIA New Products and Solutions Awards in the category of Access Control Software, Hardware, Devices and Peripherals.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz